Exhibit (a)(1)(M)
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FOR IMMEDIATE RELEASE                        CONTACT: Ellen Beth Van Buskirk
                                                      L'OREAL USA, INC.
                                                      (212) 984-4528



                L'OREAL USA EXTENDS TENDER OFFER FOR CARSON, INC.

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                      NEW EXPIRATION DATE IS JULY 25, 2000

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NEW YORK (July 17, 2000) - L'Oreal USA, Inc., formerly known as Cosmair, Inc.,

announced today that it has extended the expiration date for its cash tender offer for all outstanding Class A common stock of Carson, Inc. (NYSE: CIC), at

$5.20 net per share. The new expiration date is Tuesday, July 25, 2000 at 5:00

p.m. EST.



As of the close of business on Friday, July 14, approximately 8.9 million shares of Carson's Class A common stock had been tendered, representing approximately 53 percent of the outstanding Carson common stock on a fully diluted basis.



L'Oreal USA is in active discussions with the Department of Justice seeking to resolve the concerns they have raised.



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